                                                                   EXHIBIT 10.18



                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT (this "Agreement") is made effective for all purposes and in all respects as of the 1st day of April, 2000, by and between
(a) BTG, INC., a Virginia corporation, (hereinafter referred to as "Employer"), and (b) Leslie A. Rose, Senior Vice President (hereinafter referred to as "Employee").

        WHEREAS, Employer desires to continue to employ Employee in the capacity of a Senior Vice President;

        WHEREAS, Employee desires to continue to be employed by Employer in the aforesaid capacity; and

        WHEREAS, Employer and Employee desire to enter into this Agreement to set forth the terms and conditions of Employee's continued employment with Employer during the term hereof.

        NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

        1. Term. The term of employment under this Agreement (the "Term") shall be for the period commencing on the effective date hereof and ending on March 31, 2004.

        2. Duties of Employee. Subject to the provisions of this Agreement, during the Term, Employer shall employ Employee and Employee shall serve Employer as a Senior Vice President. During the Term, Employee shall discharge the obligations and responsibilities normally associated with such office and shall perform such other duties and responsibilities as the Board of Directors of Employer (the "Board") shall determine from time to time that are consistent with Employee's position and the terms of this Agreement.

        3. Compensation. Employee will receive an annual base salary of not less than the salary specified on Exhibit A hereto ("Base Salary"). Base Salary and merit increases to such Base Salary will be payable at the times and in the manner consistent with Employer's general policies regarding compensation of executive employees. In the event that Employee shall be given significant new or additional responsibilities (without a corresponding decrease in existing responsibilities) at any time during the Term, Employer and Employee agree to discuss the amount, if any, of increase in Employee's Base Salary. Employee will be eligible to receive annual incentive compensation based on incentive target percentages of base salary comparable to such percentages in effect immediately prior to the effective date of the Agreement. Nothing in this Section will guarantee to Employee any specific amount of incentive compensation, or prevent the Board from establishing new performance goals and compensation targets applicable to Employee.

        4. Additional Benefits. In addition to the compensation referred to in Section 3 hereof, Employee shall be entitled to receive such health, medical, disability, dependent health care, life, retirement and other employee benefits as Employer generally makes available to its executive officers.

        5.      Termination

                A. Termination Without Cause. Either Employee or Employer may terminate this Agreement and Employee's employment hereunder at any time without cause by giving not less than thirty (30) days advanced written notice to the other party.

                B. Termination for Cause. Employer may terminate this Agreement and Employee's employment hereunder for Cause (as hereinafter defined) by giving written notice of such termination to Employee. For purposes of this Agreement, "Cause" shall mean: Employee's willful and gross misconduct which has, or could reasonably be expected to have, a material adverse effect on the business, assets, operations, results of operations or financial condition of Employer. If Employer shall elect to terminate this Agreement and Employee's employment hereunder for Cause, Employer shall provide written notice thereof to Employee within sixty (60) days after the occurrence of the event upon which such right of termination for Cause arises. A termination for Cause pursuant hereto shall take effect ten days after the delivery of such written notice to Employee unless Employee shall, during such ten day period, remedy the Cause specified in such notice; provided however, that such termination shall take effect immediately upon the giving of such notice if the Board of Directors specifically determines in good faith that such Cause is unremediable.

                C. Death and Disability. This Agreement and Employee's employment hereunder shall automatically terminate upon the death of Employee, and also may be terminated by Employer by giving written notice of such termination to Employee if Employee shall be rendered incapable by illness or any physical or mental disability from substantially complying with the terms, conditions and provisions on his part to be observed and performed for a period in excess of six (6) consecutive months during the Term.

                D. Termination for Good Reason. At any time within two (2) years following a Change in Control (as hereinafter defined), Employee may terminate this Agreement and Employee's employment hereunder for Good Reason (as hereinafter defined) by giving written notice of such termination to Employer. For purposes of this Agreement, "Good Reason" shall mean any of the following:
(a) the Employer changes the authority provided currently to Employee, changes the duties and responsibilities currently held by Employee, or requests that the Employee provide services that are not of a similar character to those provided by the Employee to the Employer immediately prior to the Change in Control; (b) the Employer has breached any material provision of this Agreement and within 30 days after notice thereof from the Employee, the Employer fails to cure such breach; or (c) the Employer requires the Employee to relocate his principal place of employment to any location outside a twenty-five mile radius from the location of the Employee's principal place of employment immediately prior to the date of the Change in Control. If Employee shall elect to terminate this Agreement and Employee's employment hereunder for Good Reason, Employee shall provide written notice thereof to Employer within sixty (60) days after the occurrence of the event upon which such right of termination for Good Reason arises. A termination for Good Reason pursuant hereto shall take effect ten days after the delivery of such written notice to Employer unless Employer shall, during such ten day period, remedy the Good Reason specified in such notice.

                        A "Change in Control" for purposes of this Agreement shall mean (a) the sale of substantially all of Employer's assets to a single purchaser or group of associated purchasers; (b) the sale, exchange, or other disposition, in one transaction or a series of related transactions, of the majority of Employer's outstanding corporate shares; or (c) the merger or consolidation of Employer with another unrelated company where Employer is not the surviving entity in such merger or consolidation. As used in this Agreement, "Employer" shall mean Employer as herein before defined and any successor to its business and/or assets in a Change in Control transaction.

        6.      Termination Payments and Benefits.

                A. Termination Upon Change in Control. If during the Term there shall occur a Change in Control (as hereinafter defined), and within two
(2) years after such Change in Control Employer shall terminate Employee without Cause, or Employee shall terminate employment with Employer for Good Reason pursuant to Section 5(D) above, then Employer will pay to Employee an amount equal to 284% of Base Salary. Any amount due pursuant to this Section will be payable in a lump sum, less applicable taxes, within 30 days following termination; provided, however, that the payment of any such amount shall be conditioned upon Employee's execution of a general release of and waiver of claims against Employer in form and substance satisfactory to Employer.


                B. Other Events of Termination. In the event that Employee's employment hereunder is terminated by reason of Employee's voluntary resignation (as provided in Section 5(A)), by Employer for Cause (as provided in Section 5(B)), or Employee's death or disability (as provided in Section 5(C)), all accrued Base Salary shall be paid to Employee (or, in the event of Employee's death, to Employee's estate), but no compensation (or other payments) in excess of such accrued but unpaid Base Salary, shall then be paid or payable to Employee (or to his estate) under this Agreement.

                C. Excise Tax Restoration Payment. In the event that it is determined that any payment or distribution of any type to or for the benefit of Employee made by Employer, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of Employer's assets (within the meaning of section 280C of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code")) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (an "Excise Tax Restoration Payment") in an amount that shall fund the payment by the Employee of any Excise Tax on the Total Payments as well as all income taxes imposed on the Excise Tax Restoration Payment, any Excise Tax imposed on the Excise Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration or any Excise Tax.

        7. Director and Officer Liability. Employer agrees to indemnify Employee in connection with his serving as an officer of Employer, in a manner consistent with Employer's Articles of Incorporation, Bylaws and the practices and policies of Employer in effect from time to time during the Term. In the event that Employer shall enter into any indemnification agreement with any officer of Employer or any subsidiary of Employer, Employer shall promptly enter into an agreement containing similar provisions with respect to indemnification with Employee.

        8.      Competition, Confidentiality, Nonsolicitation.

                A. Covenant Not to Compete; Nonsolicitation. Employee covenants and agrees that at all times during the period of his employment with Employer and ending upon the earlier of (i) one (1) year after termination of Employee's employment with Employer pursuant to which Employee is entitled to a termination payment pursuant to Section 6(A) of this Agreement, Employee shall not, directly in competition with the business of Employer or its affiliates: participate in the management of any business enterprise if such enterprise engages in substantial and direct competition with Employer (i.e. provides services or product to the same customers as the Employer) and such enterprise's sales of any product or service competitive with any product or service of Employer amounted to 25% of such enterprise's net sales for its most recently completed fiscal year and if Employer's net sales of said product or service amounted to 25% of Employer's net sales for its most recently completed fiscal year. Competition will not include (i) the mere ownership of securities in any enterprise and exercise of rights appurtenant thereto or (ii) participation in management of any enterprise or business operation thereof other than in connection with the competitive operation of such enterprise.


                B. Confidentiality. The parties hereto acknowledge that Employer has and will continue to disclose to Employee its confidential or proprietary information. Employee hereby covenants and agrees that he will not, without the prior written consent of Employer during the Term or thereafter, disclose to any person not employed by Employer, or use in connection with engaging in Competition with employer, any confidential or proprietary information of Employer. For purposes of this Agreement, the term "confidential or proprietary information" will include all information of any nature and in any form that is owned by Employer and that is not publicly available or generally known to persons engaged in businesses similar or related to those of Employer. Confidential information will include, without limitation,

Employer's financial matters, customers, employees, industry contacts, and all other secrets and all other information of a confidential or proprietary nature. Confidential information shall not include information that comes into the possession of Employee following termination from a source not under a duty to Employer to refrain from disclosing such information. The foregoing obligations imposed by this Section will cease if such confidential or proprietary information will have become, through no fault of the Employee, generally known to the public or Employer is required by law to make disclosure (after giving Employer notice and an opportunity to contest such requirement).

                C. Nonsolicitation. Employee covenants and agrees that at all times during the period of his employment with Employer and for a period of one (1) year after termination of Employee's employment, pursuant to Section 6(A), he will not attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of Employer to give up, or to not commence, employment or a business relationship with Employer or the Employer, unless Employer agrees in writing.

                D. Severability; Injunctive Relief. The covenants contained in this Section 8 shall be construed as a series of separate and severable covenants which are identical in terms except for geographic coverage. Employee and Employer agree that if in any proceeding, the tribunal shall refuse to enforce fully any covenants contained herein because such covenants cover too extensive a geographic area or too long a period of time or for any other reason whatsoever, any such covenant shall be deemed amended to the extent (but only to the extent) required by law. Each party acknowledges and agrees that the services to be rendered by Employee to Employer hereunder are of a special and unique character. Each party shall have the right to injunctive relief, in addition to all of its other rights and remedies at law or in equity, to enforce the provisions of this Agreement.

                E. The obligations of Employee under this Section 8 shall survive the termination or expiration of the Employment Term.

        9.      Proprietary Rights.

                A. All right, title, and interest in all copyrightable material which Employee shall conceive or originate, either individually or jointly with others, and which arise out of Employee's employment with Employer, is the property of Employer and is by this Agreement assigned to Employer along with ownership of any and all copyrights in the copyrightable material. Employee agrees to execute all papers and perform all other acts necessary to assist Employer to obtain and register copyrights on such materials in any and all countries. Works of authorship created by Employee for Employer in performing his responsibilities under this Agreement shall be considered "works made for hire" as defined in the U.S. Copyright Act. In addition, Employee hereby assigns to Employer all proprietary rights including, but not limited to, all patents, copyrights, trade secrets and trademarks Employee might otherwise have, by operation of law or otherwise, in all inventions, discoveries, works, ideas, information, knowledge and data related to Employee's access to confidential information of Employer.

                B. All know-how and trade secret information conceived or originated by Employee which arises out of Employee's employment with Employer shall be the property of Employer, and all rights therein are by this Agreement assigned to Employer.

                C. If Employee is engaged in or associated with the planning or implementing of any project, program or venture involving Employer and a third party or parties all rights in such project, program or venture shall belong to Employer. Except as formally approved by Employer's Board of Directors, Employee shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the compensation to be paid to Employee as provided in this Agreement.

                D. Upon termination of his employment with Employer, Employee shall deliver promptly to Employer all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations, customer and prospective customer lists, and copies of all of the foregoing, which are the property of Employer, and all other property, trade secrets and confidential information of Employer, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of Employer, which in any of these cases are in his possession or under his control.

                E. Employee further agrees to execute and deliver any additional documents, instruments, applications, affidavits or other writings reasonably necessary to further evidence the assignments described in this
Section 9.

        10. Tax Withholding. Payments to Employee of all compensation contemplated under this Agreement shall be subject to all applicable legal requirements with respect to the withholding of taxes or other amounts required by law or regulation.

        11. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by the parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a wavier of any provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

        12. Governing Law. In view of the fact that the principal office of Employer is located in the Commonwealth of Virginia, it is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the substantive laws of the Commonwealth of Virginia without regard to its rules regarding conflicts of laws.

        13. Submission to Jurisdiction. Employee hereby irrevocably submits to the exclusive jurisdiction of any Virginia court or Federal court sitting in Fairfax County, Virginia, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and Employee hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Virginia or Federal court.

Employee irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Employee at its address specified pursuant to Section 15. Employee irrevocably confirms that service of process out of such courts in such manner shall be deemed due service upon him for the purposes of such action or proceeding. Employee and Employer hereby irrevocably waive (a) any objection such party may have to the laying of venue of any such action or proceeding in any of such courts, or (b) any claim that such party may have that any such action or proceeding has been brought in an inconvenient forum. Employee and Employer irrevocably agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 13 shall affect the right of any party hereto to serve legal process in any manner permitted by law.

        14. Severability. The provisions of this Agreement (including particularly, but not limited to, the provisions of Section 8 hereof) shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

        15. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by courier service (with proof of service), facsimile transmission followed by a mailed hard copy, hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), to his residence in the case of Employee, and to its principal office in the case of Employer.

        16. Entire Agreement. This Agreement contains the entire agreement and understanding by and between Employer and Employee with respect to the employment herein referred to, and no representations, promises, agreements or understandings, written or oral, not contained herein shall be of any force or effect.

        17.     Successors; Binding Agreement.

                A. Employer will require any successor of Employer in a Change in Control transaction to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such Change in Control transaction had taken place. Failure of Employer to obtain such assumption and agreement prior to the effectiveness of any such Change in Control transaction shall be a breach of this Agreement and shall entitle Employee to compensation from Employer in the same amount and on the same terms as he would be entitled to hereunder if Employee terminated his employment for Good Reason pursuant to Section 5(D) above, except that for purposes of implementing the foregoing, the date on which any such Change in Control transaction becomes effective shall be deemed the date of termination hereunder.

                B. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

        18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original hereof, and all of which together shall constitute one and the same instrument.


        IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement under seal as of the day and year first above written.

                                        BTG, INC.


                                        By:      /s/ Edward H. Bersoff
                                               -----------------------------
                                               Edward H. Bersoff,
                                               President, CEO

                                        EMPLOYEE


                                        By:      /s/ Leslie A. Rose
                                               -----------------------------
                                               Leslie A. Rose,
                                               Senior Vice President

                                   Exhibit A



                                 Leslie A. Rose
                             Senior Vice President
                                  $180,000.00